Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-253781) and Forms S-8 (File Nos. 333-187949, 333-144872, 333-169427, 333-169428, 333-194518, 333-194522, 333-209958, 333-218002, 333-225308, 333-231365, 333-256288 and 333-238614) of Digi International Inc. of our report dated February 21, 2021 relating to the consolidated financial statements of Ventus Holdings, LLC and subsidiaries for the year ended December 31, 2019 and our report dated August 2, 2021 relating to the consolidated financial statements of Ventus Holdings, LLC and subsidiaries for the year ended December 31, 2020, each of which appears in this current report on Form 8-K.

/s/ Reynolds + Rowella, LLP

New Canaan, Connecticut

January 18, 2022